Exhibit 99.1

Jupiter Wellness Enters into Letter of Intent to Acquire JustCBD and its Affiliates

Accretive acquisition would add a profitable company with approximately $28 million of revenue in 2020 (unaudited)

Jupiter, FL – Accesswire – April 20, 2021 - Jupiter Wellness, Inc. (Nasdaq: JUPW), a leading developer of cannabidiol (CBD) based medical therapeutics and wellness products, today announced it has signed a non-binding Letter of Intent with JustCBD and its affiliates to purchase 51% of JustCBD for $30 million in cash. Per the Letter of Intent, JustCBD would also receive a put option to sell, at its sole discretion, the remaining 49% of JustCBD to Jupiter Wellness for an additional $30 million in a combination of Jupiter Wellness common stock (not to exceed 25% of the outstanding shares of Jupiter) and preferred shares, both valued at $5.00 per share. The closing of the transaction is subject to the completion of due diligence, the negotiation and execution of definitive transaction agreements, availability of financing and any necessary regulatory approvals. There can be no assurance that the transaction will be consummated. A condition of the closing of the transaction is that Jupiter Wellness will enter into a 3-year management operating agreement whereby key members of the JustCBD management team will be retained by Jupiter Wellness. In addition, it is anticipated that JustCBD will receive representation on the Jupiter Wellness board of directors.

JustCBD is a leading global manufacturer, retailer and wholesaler of consumer CBD products with over 300 SKUs across a wide variety of categories. Preliminary unaudited 2020 consolidated financial statements of JustCBD and its affiliates show approximately $28 million of revenue. JustCBD has engaged a leading SEC audit firm to complete its audit, which audit is in process.

Brian John, CEO of Jupiter Wellness commented, “The team at JustCBD has grown a highly profitable and efficient business with tremendous brand equity. We look forward to finalizing our acquisition and having the JustCBD team join the Jupiter Wellness family. We believe this acquisition will be highly accretive to Jupiter and its shareholders and puts us at the forefront of CBD consumer related products on the market.”

About Jupiter Wellness

Jupiter Wellness, Inc. (NASDAQ: JUPW) is a leading developer of cannabidiol (CBD) based medical therapeutics and wellness products. The Company’s clinical pipeline of prescription CBD-enhanced skin care therapeutics address indications including eczema, burns, herpes cold sores, and skin cancer. Jupiter generates revenues from a growing line of proprietary over-the-counter skincare products including its flagship CaniSun™ sunscreen and other wellness brands sold through its robust distribution platform.

For additional information, please visit www.jupiterwellness.com. The Company’s public filings can be found at www.Sec.gov.

Safe Harbor Statement

To the extent any statements contained in this press release of Jupiter Wellness, Inc. (the “Company”) contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and the information that are based upon beliefs of, and information currently available to, the company’s management as well as estimates and assumptions made by the company’s management. These statements can be identified by the fact that they do not relate strictly to historic or current facts. When used in this presentation the words “estimate,” “expect,” intend,” believe,” plan,” “anticipate,” “projected” and other words or the negative of these terms and similar expressions as they relate to the company or the company’s management identify forward-looking statements. Such statements include whether the transaction with JustCBD and its affiliates will be consummated and the terms of the transaction. Such statements reflect the current view of the company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the company’s industry, its operations and results of operations and any businesses that may be acquired by the company. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, the company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Investor & Public Relations Contact Info

Phone: 561-244-7100

Email: info@jupiterwellness.com